Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206992

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated April 22, 2016)

NEMUS BIOSCIENCE, INC.

Up to 14,804,163 Shares of Common Stock

This prospectus supplement no. 2 supplements the prospectus dated April 22, 2016, relating to the resale by the selling shareholders identified in the prospectus of up to 14,804,163 shares of our common stock, $0.001 par value, including (i) 8,125,000 shares of common stock, which equals 130% of the maximum number of shares of common stock issuable upon the conversion of shares of our Series B convertible preferred stock, par value $0.001 per share ("Preferred Stock") and 6,250,000 shares of common stock issuable upon exercise of the warrants which we sold to investors in a private placement on August 20, 2015, (ii) 187,500 shares of common stock issuable upon exercise of warrants issued to our placement agent and (iii) 241,663 shares of common stock which we sold to investors in a private placement on January 7, 2015.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 13, 2016.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

Nemus Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA	92626
(Address of principal effective offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

______________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Nemus Bioscience, Inc., a Nevada corporation (the "Registrant") held its annual meeting of shareholders ("Annual Meeting") on July 12, 2016. A total of 13,415,981 shares of common stock representing approximately 53% of the shares entitled to vote and constituting a quorum, were represented in person or by proxy at the Annual Meeting. The following is a brief description of each matter voted upon at the Annual Meeting and the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable.

1. To elect the following five directors for a one-year term to expire at the 2017 annual meeting of stockholders:

Director Name	For	Withheld	Broker Non-Votes
Brian S. Murphy	13,398,655	17,326	0
Cosmas N. Lykos	13,398,155	17,826	0
Gerald W. McLaughlin	13,398,155	17,826	0
Thomas A. George	13,398,655	17,326	0
Douglas S. Ingram	13,398,655	17,326	0

In accordance with the above results, each nominee was elected to serve as a director.

2. To ratify the selection of Mayer Hoffman McCann P.C. as the Registrant's independent registered public accounting firm for the fiscal year ending December 31, 2016:

For	Against	Abstain	Broker Non-Votes
13,415,981	0	0	0

In accordance with the above results, the selection of Mayer Hoffman McCann P.C. was ratified.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: July 13, 2016	By:	/s/ Brian S. Murphy
Brian S. Murphy Chief Executive Officer

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